Exhibit 99.1

AGGREGATE TOTALS FOR THE FISCAL YEAR

NOTEHOLDERS REPORT - SERIES 2005-1G WST TRUST

Date of Report - Determination Date 19-Sep-06

Housing Loan Collection Period	12-Jun-06 to 11-Sep-06
(inclusive) (inclusive)

Days in Collection Period	92

Coupon Period - Class A1	23-Jun-06 to 25-Sep-06
(inclusive) (exclusive)

Days in Coupon Period - Class A1	94

Coupon Period - Class A2	23-Jun-06 to 25-Sep-06
(inclusive) (exclusive)

Days in Coupon Period - Class A2	94

Coupon Period - Class B	23-Jun-06 to 25-Sep-06
(inclusive) (exclusive)

Days in Coupon Period - Class B	94

3 month BBSW at beginning of coupon period	6.03330%
3 Month USD-LIBOR	5.44875%

Foreign Exchange Rate	0.7740

Available Income	22,179,163.79
Total Available Funds	22,179,163.79
Accrued Interest Adjustment	0.00
Redraws Made This Period	55,093,415.69
Redraw Shortfall	0.00
Redraw Facility Draw	0.00
Trust Expenses	914,944.19
Total Payments	19,781,004.59
Payment Shortfall	0.00
Principal Draw This Period	0.00
Total Principal Draws Outstanding	0.00
Gross Principal Collections	159,210,045.41
Principal Collections	104,116,629.72
Excess Available Income	2,398,159.20
Excess Collections Distribution	2,398,159.20
Liquidity Shortfall	0.00
Liquidity Net Draw / (Repayment) this period	0.00
Remaining Liquidity Shortfall	0.00
Liquidation Loss	0.00
Principal Charge Offs	0.00
Prepayment Benefit Shortfall	0.00
Average Daily Balance for Qtr	1,110,239,705.61
Subordinated Percentage	2.2905%
Initial Subordinated Percentage	1.3863%
Quarterly Percentage	0.1767%

	Principal/100,000	Coupon/100,000
Class A1	5,419.3861	853.6565 usd
Class A2	5,419.3861	941.8233 (per10,000)aud
Class B	0.0000	1,625.8909 (per10,000)aud

	Stated Amount - AUD Equivalent	Percentage	Forex Percentage
Class A1	764,896,367.82	72.05801%	1.00000
Class A2	269,104,449.42	25.35132%
Class B	27,500,000.00	2.59067%
Total	1,061,500,817.24	100.00000%

	Stated Amount - USD	Bond Factor
Class A1	592,029,788.70	0.5382089
Class A2	208,286,843.85	0.5382089
Class B	21,285,000.00	1.0000000
Total	821,601,632.55

Chargeoffs	0.00	Carryover ChargeOffs	0.00

$A
Scheduled principal	$9,344,145
Unscheduled principal	$94,772,485

Principal Collections	$104,116,630

Fixed Interest Rate Housing Loan	$13,052,442
Variable Rate Housing Loans	$1,048,448,375

Total	$1,061,500,817